Exhibit (e)(2)(ii)

NEUBERGER BERMAN INCOME FUNDS

INSTITUTIONAL CLASS

DISTRIBUTION AGREEMENT

SCHEDULE A

The Series currently subject to this Agreement are as follows:

Neuberger Core Bond Fund

Neuberger Floating Rate Income Fund

Neuberger High Income Bond Fund

Neuberger Municipal High Income Fund

Neuberger Municipal Impact Fund

Neuberger Municipal Intermediate Bond Fund

Neuberger Strategic Income Fund

Date: February 28, 2026